SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting  Material  Pursuant  to Rule 14a-11  or
         or Rule 14a-12
                            WESTERN RESOURCES, INC.
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                (Name of Registrant as Specified In Its Charter)

                Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(I)(1), or 14a-6(I)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(I)(3)
/ /  Fee computed  on   table  below   per  Exchange   Act  Rules  14a-6(I)(4)
     and 0-11

     1) Title of each class of securities to which transaction applies:
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     2) Aggregate number of securities to which transaction applies:
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     3) Per unit  price  or  other  underlying  value  of  transaction computed pursuant to Exchange Act Rule 0-11:*
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     4) Proposed maximum aggregate value of transaction:
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Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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     1) Amount Previously Paid:
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     4) Date Filed:
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/x/  Filing fee paid with preliminary filing.

The following response was provided to a Western Resources shareowner on or about July 15, 1998.

     Western Resources and KCPL announced June 9 that shareowner meetings to approve the merger agreement are scheduled for July 30. Proxy information has been mailed to both companies' shareowners. Western Resources' shareowner meeting will be at 10:00 a.m. at Bradbury Thompson Alumni Center, Washburn University, Topeka, and KCPL's shareowner meeting will be at 10:00 a.m. at the Gem Theater, 18th & Vine, Kansas City, Missouri.

The following news release/employee update was released on or about July 16, 1998:

JOINT NEWS RELEASE

ISS ISSUES REPORT,
RECOMMENDS VOTE FOR MERGER AGREEMENT

TOPEKA, Kansas, and KANSAS CITY, Missouri, July 16, 1998 --
Institutional Shareholder Services (ISS), one of the most widely followed independent organizations specializing in proxy analysis, late yesterday recommended a vote FOR the merger of Western Resources (NYSE:WR) and Kansas City Power & Light Company (NYSE:KLT).

Under the agreement, a new company - Westar Energy - will be created from the KGE and KPL electric operations of Western Resources and the electric operations of KCPL. Each KCPL shareowner will receive $23.50 worth of Western Resources common stock, subject to a collar mechanism, and one share of Westar Energy common stock, anticipated to have an approximate value between $10 and $12 per share.*

In its report, ISS concluded that based on the favorable pricing, the strategic merits of the transaction, the increased dividend for KCPL shareholders, and the fairness opinions rendered by the financial advisors of both companies, ISS believes the merger agreement warrants shareholder support.

Among other items in the report, ISS told its membership:

The successive collar steps in the amended agreement are designed to protect both Western Resources' and KCPL's shareholders from any price swings that may occur during the regulatory process.

Based on Western Resources' most recent closing price, the offer would be $23.50 and the exchange ratio would be 0.5930. Including the estimated value of the Westar shares, the acquisition would provide a market premium of between 17 and 24 percent over KCPL's closing price the day before the original merger agreement (Feb. 6, 1997).

Following the merger and creation of Westar Energy, KCPL shareowners should realize a 23 percent increase in their annual dividend payment.

Western Resources and KCPL have scheduled shareowner meetings for July 30 to approve the merger agreement.

Western Resources (NYSE:WR) is a consumer services company with interests in monitored security and energy. The company has total assets of more than $7 billion, including security company holdings through ownership of Protection One (NASDAQ:ALRM), which has more than 1 million security customers in 48 states. Its utilities, KPL and KGE, provide electric service to approximately 614,000 customers in Kansas. Through its ownership in ONEOK Inc. (NYSE:OKE), a Tulsa-based natural gas company, Western Resources has a 45 percent interest in the eighth largest natural gas distribution company in the nation, serving more than 1 million customers. Through its other subsidiaries, Westar Capital and The Wing Group, the company participates in energy-related investments in the continental United States and offshore.

For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wstnres.com.

Kansas City Power & Light Company (NYSE:KLT) provides electric power to a growing and diversified service territory encompassing metropolitan Kansas City, parts of eastern Kansas and western Missouri. KCPL is a low-cost producer and leader in fuel procurement and plant technology. KLT Inc., a wholly owned subsidiary of KCPL, pursues opportunities in nonregulated, primarily energy-related ventures.

For more information about KCPL, visit http://www.kcpl.com.

*There can be no assurance as to the actual price at which Westar Energy common stock will trade once listed on the NYSE.

Forward-Looking Statements: Certain matters discussed in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe", "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, environmental matters, changing weather, nuclear operations, and accounting matters. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation, including ongoing state and federal activities; future economic conditions; legislative developments; our regulatory and competitive markets; and other circumstances affecting anticipated operations, revenues and costs. See the companies' joint proxy statement/prospectus on form S-4 dated June 9, 1998 (registration number 333-56369; 333-56369-01) for additional discussion on factors affecting the transaction.